Exhibit 99.1

www.chasecorp.com

ASE:CCF

FOR IMMEDIATE RELEASE

CHASE CORPORATION ANNOUNCES 17% REVENUE INCREASE FOR FISCAL YEAR 2004

ALONG WITH A DIVIDEND INCREASE TO $0.35 PER SHARE.

INCOME BEFORE NON-RECURRING CHARGES INCREASED 7%

Bridgewater, MA – October 18, 2004 – Chase Corporation (ASE:CCF) today reported revenues of $87,084,000 for the fiscal year ended August 31, 2004 compared with $74,566,000 for the same period last year.  Net income for the fiscal year was $4,627,000 or $1.16 per diluted share compared to $5,258,000 or $1.25 per diluted share in the prior year.  Income before income (loss) on minority interest and impairment of goodwill was $5,680,000 or $1.42 per diluted share for the period ended August 31, 2004 compared to $5,318,000 or $1.26 per diluted share in the prior year period.  Fourth quarter fiscal 2004 revenues were $22,718,000 with net income of $1,736,000 versus revenues of $21,165,000 and net income of $1,850,000 for the like period last year.

The goodwill impairment charge of $579,000 was a result of the Company’s December 2003 sale of its Sunburst Electronics Manufacturing Solutions, Inc. subsidiary (“Sunburst”) (See December 12, 2003 press release).  Additionally, the Company had determined that the fair value of its unconsolidated joint venture was less than the book value, thus requiring an impairment charge of $500,000 in the first quarter of fiscal 2004.

Our commitment to our shareholders is to strengthen our operating platform and to improve profitability.  To this end, as a part of our program to reposition the Company for the future, it was decided to close our Canadian facility and at the same time invest in equipment and a new facility in North Carolina.  Operating losses from the Company’s Canadian operations coupled with costs incurred to close that facility and open a new manufacturing plant in North Carolina combined to have a negative impact before income taxes of approximately $1.1 million on fiscal 2004 earnings.  The closure of the Canadian facility and establishment of the North Carolina plant should provide long-term benefits to Chase Corporation in the future.

	For the Twelve Months Ended August 31		For the Three Months Ended August 31
	2004	2003	2004	2003
Revenues	$87,084,000	$74,566,000	$22,718,000	$21,165,000
Income before income (loss) on minority interest and impairment of goodwill:	$5,680,000	$5,318,000	$1,681,000	$1,860,000

Income (loss) on minority interest and impairment of goodwill:	$(1,053,000)	$(60,000)	$55,000	$(10,000)

Net Income	$4,627,000	$5,258,000	$1,736,000	$1,850,000

Income before income (loss) on minority interest and impairment of goodwill per share:

Basic	$1.50	$1.31	$0.45	$0.46
Diluted	$1.42	$1.26	$0.43	$0.43

Net Income per share:

Basic	$1.22	$1.30	$0.46	$0.46
Diluted	$1.16	$1.25	$0.44	$0.43

Weighted average common shares outstanding:

Basic	3,787,000	4,047,000	3,760,000	4,047,000
Diluted	4,005,000	4,221,000	3,950,000	4,278,000

The Company also announced a cash dividend of $0.35 per share to shareholders of record on October 29, 2004 payable on December 1, 2004, up $0.04 per share from last year.

Certain statements in this press release are forward-looking.  These may be identified by the use of forward-looking words or phrases such as “believe”; “expect”; “anticipate”; “should”; “planned”; “estimated” and “potential” among others.  These forward-looking statements are based on Chase Corporation’s current expectations.  The Private Securities Litigation Reform Act of 1995 provides “safe harbor” for such forward-looking statements.

Chase Corporation is a diversified, advanced manufacturing company providing a wide-variety of high quality products and services to the specialty chemical, converting and electronic manufacturing industries.  The Company’s stock is traded on the American Stock Exchange (ASE:CCF).

For further information contact Paula Myers – Shareholder and Investor Relations Department (508) 279-1789 Ext. 219.